As filed with the Securities and Exchange Commission on ___________, 1999
                                              Registration No. 333-

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                             FORM S-3

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     FRENCH FRAGRANCES, INC.
      (Exact name of registrant as specified in its charter)

              Florida                                        59-0914138
  (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                        Identification No.)

                                               Oscar E. Marina, Esq.
       14100 N.W. 60th Avenue                 14100 N.W. 60th Avenue
     Miami Lakes, Florida  33014            Miami Lakes, Florida  33014
           (305) 818-8000                         (305) 818-8114
(Address, including zip code, and      (Name, address, including zip code, and
telephone number including area code,   telephone number including area code,
of registrant's principal executive             of agent for service)
offices)


    Approximate date of proposed commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

 Title of each                                           Proposed
    class of                              Proposed       Aggregate          Amount of
   securities        Amount to be     Maximum Offering   Offering          Registration
to be registered      Registered       Price per Unit      Price               Fee
----------------     ------------     ----------------   ---------         ------------
Common Stock,        1,285,000 <F1>     $7.6875 <F2>     $9,878,438 <F2>      $2,747
par value $.01
per share

<F1>Includes (a) 1,235,000 shares of Common Stock issuable upon the exercise of warrants
    (the "FMG Warrants") issued to Fragrance Marketing Group, Inc. ("FMG") and certain of its former employees in connection with the acquisition by French Fragrances, Inc.
    (the "Company") of certain assets of FMG in May 1996, and (b) 50,000 shares of Common
    Stock issued upon the exercise of warrants that were originally issued to the lenders under the Company's then-existing bank credit facility.

<F2>Estimated solely for purposes of calculating the registration fee pursuant to Rule
    457(c) under the Securities Act of 1933.  The registration fee has been calculated based on the average of the high and low sales prices reported by the Nasdaq National
    Market on August 19, 1999.  Pursuant to Rule 416(a) under the Securities Act, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the FMG Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           SUBJECT TO COMPLETION DATED AUGUST 26, 1999

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                            PROSPECTUS


                     FRENCH FRAGRANCES, INC.

                 1,285,000 Shares of Common Stock


This prospectus is part of a registration statement that covers the proposed resale of 1,285,000 shares of our common stock by certain shareholders (the "selling shareholders"). These shares may be offered and sold from time to time by the selling shareholders in one or more transactions in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed, market or negotiated prices or as determined on a competitive bid basis. See "Plan of Distribution" set forth on page 12. We will not receive any of the proceeds from the sale of these shares. See "Use of Proceeds" set forth on page 7. We will bear the costs relating to the registration of the common shares, which we estimate to be $12,747.

Our common stock is traded on the Nasdaq Stock Market under the symbol FRAG. The closing price of our common stock as reported on the Nasdaq Stock Market on August 25, 1999 was $7.875 per share.

                      ______________________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please see the "Risk Factors" beginning on page 3 that should be considered in connection with an investment in the shares we are registering in connection with this prospectus.

                      ______________________


        The date of this Prospectus is ____________, 1999.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" made within the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words or phrases such as "likely will result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection" and variations of these words and phrases or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" below and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update any forward-looking statement for any reason, even if new information becomes available or events occur in the future.

                           THE COMPANY

     French Fragrances, Inc. is a manufacturer, distributor and marketer of prestige fragrances and cosmetic products primarily in the United States and principally to mass-market retailers. We currently distribute approximately 230 fragrance brands, including:

     o approximately 65 brands for which we have exclusive marketing and distribution rights (the "controlled brands"), including:

        -- the Geoffrey Beene brands Grey Flannel, Eau de Grey Flannel and
           Bowling Green;

        -- the Halston brands Halston, Sheer Halston, Catalyst, Z-14, Halston
           Z and 1-12;

        -- the Paul Sebastian brands PS Fine Cologne for Men, Design for
           Women, Design for Men, Casual for Women and Casual for Men; and

        -- Wings by Giorgio Beverly Hills, Cigar Aficionado, Colors of
           Benetton, Hot and Cold, Ombre Rose, Lapidus, Faconnable, Salvador Dali, Dalissime, Laguna, Cafe and Watt.

     o and over 165 other brands that we distribute on a non-exclusive basis (the "distributed brands").

     We distribute our products to more than 35,000 separate retail locations in the United States, including department stores such as JCPenney, Sears, Kohl's, Macy's, Dayton Hudson, Robinsons-May, Proffitt's and Nordstrom, mass merchants such as Wal-Mart, Target, T.J. Maxx and Kmart, drug stores such as CVS, Eckerd Drug, Walgreens, Rite Aid and American Stores and independent fragrance, cosmetic and other stores.

     Our company was incorporated in Florida in 1960 under the name of Suave Shoe Corporation. On November 30, 1995, our company merged with a privately-held Florida corporation named French Fragrances, Inc., which was organized in 1992 and had been a distributor of prestige fragrances and cosmetic products. Following the merger, our company changed its name to French Fragrances, Inc., replaced its management with French Fragrances' management and has been engaged only in fragrance operations. Our principal executive offices are located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, and our telephone number is (305) 818-8000.

                           RISK FACTORS

Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business, financial condition or results of operations. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

WE GENERALLY DO NOT HAVE CONTRACTS WITH MANUFACTURERS, SUPPLIERS OR CUSTOMERS

     We do not have long-term or exclusive contracts with any of our customers and generally do not have long-term or exclusive contracts with our fragrance manufacturers or suppliers, except for certain distribution or license agreements we have for our controlled brands. Our suppliers of distributed brands generally can, at any time, elect to supply fragrance products to our customers directly or through another distributor. Our suppliers of distributed brands may also choose to reduce or eliminate the volume of their products distributed by us. Our ten largest manufacturers or suppliers of distributed brands accounted for approximately 80% of our cost of sales for the fiscal year ended January 31, 1999. Our ten largest customers accounted for approximately 56% of our net sales for the fiscal year ended January 31, 1999. If we were to lose any of our key fragrance suppliers or customers, or if our relationship with any one of them changed adversely, our business could be harmed.

     We do not own or operate any manufacturing facilities. To manufacture certain of the controlled brand products, we use third-party manufacturers and suppliers. We currently obtain these products from a limited number of manufacturers and other suppliers. If we experience delays in the delivery of the finished products or the raw materials or components used to make such products, our business could be harmed.

WE HAVE SIGNIFICANT LONG-TERM DEBT AND INTEREST PAYMENT OBLIGATIONS

     We have a significant amount of long-term debt and interest payment obligations. As of July 31, 1999, we had outstanding debt (other than trade and other payables) of approximately $190 million. In addition, we may incur additional debt in the future under our $50 million bank credit facility (under which $13 million was outstanding at July 31, 1999) or in connection with other private or public debt financing. Our significant debt service obligations could have negative consequences to our business, including:

          o an increased vulnerability to adverse general and economic conditions;

          o   a diminished ability to withstand competitive pressures;

          o an inability to obtain additional financing on satisfactory terms;

          o the need to use a substantial portion of our cash flow for interest payments;

          o   an increased sensitivity to fluctuations in interest rates; and

          o a lack of financial and operating flexibility as a result of restrictive covenants contained in our debt instruments.

Further, our ability to make scheduled payments on our present and future debt may depend on, among other things, our ability to successfully execute our current business plan on a timely and cost effective basis and our future operating performance, which, to a large extent, may depend on factors beyond our control, such as business, economic and competitive factors.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH AND INTEGRATE OUR ACQUISITIONS

     To be successful, our management must anticipate on a timely basis the changing and increasing demands of our growing operations and implement appropriate operating procedures and systems. There is no assurance that our management will be able to do so. Our success will also depend, in part, upon our ability to integrate effectively into our operations new brands, customers and employees resulting from our past and future acquisitions, including those associated with our January 1999 acquisition of the assets of Paul Sebastian, Inc. We believe but cannot assure that we will be able to achieve such integration.

WE MAY NOT BE ABLE TO ACQUIRE ADDITIONAL BRANDS OR DISTRIBUTION ARRANGEMENTS

     Our strategy is to continue to increase both our controlled brand and distributed brand operations. Currently, we have no agreements or commitments for the acquisition of additional brands or exclusive or non-exclusive distribution arrangements. We cannot assure that we will be successful in identifying, negotiating and consummating such acquisitions or arrangements, or that they will be available on terms acceptable to us.

WE MAY REQUIRE SIGNIFICANT WORKING CAPITAL IN THE FUTURE

     Our working capital requirements have been and will continue to be significant. To date, we have financed and expect to continue to finance our working capital requirements primarily through internally-generated funds, our credit facility and external financing. Excluding additional working capital requirements that may result from future acquisitions or new product distribution arrangements, our management believes that internally-generated funds and financing available under the credit facility will be sufficient to fund our working capital needs for at least the next twelve months. Our future expansion through acquisitions or new product distribution arrangements, if any, will be dependent upon the capital resources available to us. We cannot assure, however, that we will be able to obtain additional financing for such purposes or on terms acceptable to us.
                                4

OUR BUSINESS IS SEASONAL AND FLUCTUATES QUARTERLY

     Our business is seasonal. We generate much of our sales and income from operations during the second half of our fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 1999, 65% of our net sales were made during the second half of the fiscal year. Any substantial decrease in sales during such period likely would harm our business, financial condition and results of operations. Similarly, our working capital needs are greater during the second half of the fiscal year. In addition, our sales and profitability may vary from quarter to quarter as a result of a variety of factors, including the timing of customer orders, additions or losses of brands or distribution rights and competitive pricing pressures.

WE FACE STRONG COMPETITION

     The fragrance industry is highly competitive and at times changes rapidly due to consumer preferences and industry trends. We compete with a large number of distributors and manufacturers, many of which have significantly greater resources than us. Our products compete for consumer recognition and shelf space with fragrance products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns. These factors, as well as demographic trends, economic conditions, discount pricing strategies by competitors and direct sales by manufacturers to our customers, could result in increased competition and could harm our business, financial condition and results of operations.

OUR OFFICERS, DIRECTORS AND THEIR AFFILIATES CONTROL US

     At August 26, 1999, our officers and directors (including companies under their control) beneficially owned 6,752,817 shares, or approximately 41%, of our common stock (including shares of common stock issuable upon the conversion of Series B and Series C convertible preferred stock and 7.5% subordinated convertible debentures due 2006 and upon the exercise of outstanding stock options (in each case determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Their aggregate beneficial ownership permits them to have effective control of our company and to direct our management and affairs.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our success is largely dependent on the performance of our management team and other key personnel. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us. We are particularly dependent on E. Scott Beattie, our President and Chief Executive Officer.

CHANGES IN THE RETAIL INDUSTRY MAY HARM US

     From time to time, major retailers, including certain of our customers, have suffered financial difficulties. In addition, the retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign countries may in the future consolidate, undergo restructuring or realign their affiliations, which could decrease the number of stores that sell our products or provide more leverage to our retailers in transacting business with us. While such changes in the retail industry to date have not harmed our business, financial condition or results of operations, there can be no assurance as to the future effect of any such changes.

OUR STOCK PRICE MAY BE VOLATILE

     Although our common stock has been traded on the Nasdaq Stock Market since December 1995, we cannot assure that there will be an active trading market or adequate liquidity for our common stock. Additionally, the trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our stock price may fluctuate in response to a number of events and factors, including:

          o  quarterly or cyclical variations in financial results;

          o  future announcements concerning our business;

          o changes in financial estimates and recommendations by securities analysts;

          o  news reports relating to trends in the fragrance industry;

          o  actions of competitors or the entrance of new competitors;

          o market and industry perceptions of our success, or lack thereof, in pursuing our growth strategy;

          o  prevailing interest rates;

          o  governmental regulation;

          o  changes and developments affecting the fragrance industry; and

          o  general market conditions.

YOU ARE UNLIKELY TO RECEIVE DIVIDENDS IN THE FORESEEABLE FUTURE

     We have never declared or paid any cash dividends on our common stock and
do not expect to do so in the foreseeable future.   Our bank credit facility
prohibits our payment of cash dividends and the indentures relating to the senior notes we have issued condition the payment of cash dividends on the satisfaction of certain financial and other covenants.

SHARES ELIGIBLE FOR FUTURE SALE MAY HARM OUR STOCK PRICE

     Sales of substantial numbers of additional shares of our common stock, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. As of August 26, 1999, 13,842,828 shares of common stock were outstanding and an additional 5,814,744 shares of common stock were reserved for issuance upon the conversion of outstanding preferred stock and debentures and upon the exercise of outstanding stock options and warrants.
Approximately 13,842,828 currently outstanding shares of common stock, as well as the shares offered in this prospectus, will be immediately freely tradeable in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except that approximately 5,499,681 shares currently held by our "affiliates" (as that term is defined in the rules and regulations under the Securities Act) may generally be sold only in compliance with the limitations of Rule 144 under the Securities Act. In addition, we have entered into registration rights agreements granting certain demand and piggyback registration rights to certain of our current affiliates.

WE MAY ISSUE ADDITIONAL STOCK IN THE FUTURE; FLORIDA LEGISLATION MAY DETER A TAKEOVER

     As of August 26, 1999, our authorized, unissued and unreserved shares of capital stock includes (i) a total of approximately 30,292,428 shares of common stock (assuming the conversion of all shares of outstanding preferred stock and the subordinated debentures and the exercise of all outstanding options and warrants, and (ii) a total of 4,428,571 shares of preferred stock. Our Board of Directors, without any action by our shareholders, is authorized to issue additional shares of common stock and to designate and issue shares of preferred stock in such series as it deems appropriate and to establish the rights, preferences and privileges of such preferred stock, including dividend, voting and liquidation rights. The ability of the Board to issue additional shares of common stock and to designate and issue preferred stock having preferential rights could impede or deter an unsolicited tender offer or other takeover proposal for us, and could adversely affect the voting power and other rights of holders of our common stock. Further, as a Florida corporation, our shareholders' voting rights are subject to certain legislation that may deter or frustrate any potential takeover of us.

                         USE OF PROCEEDS

     All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders. Upon the exercise of the FMG warrants (as defined below), we will, however, receive $7.50 per share of our common stock that is issued as a result of such exercise. In the event that all such warrants are exercised, we will receive an aggregate of $9,262,500.

                   DESCRIPTION OF CAPITAL STOCK

     As of August 26, 1999, our amended and restated articles of incorporation provide that we have authority to issue the following capital stock:

       o 50,000,000 shares of common stock, $.01 par value, of which 13,842,828 shares are issued and outstanding;

       o 265,801 shares of Series B convertible preferred stock, $.01 par value, all of which are issued and outstanding;


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

       o 502,520 shares of Series C convertible preferred stock, $.01 par value, all of which are issued and outstanding; and

       o 4,428,571 shares of serial preferred stock, $.01 par value, none of which are issued and outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive proportionally any dividends declared by our Board of Directors. Our bank credit facility, however, prohibits our payment of cash dividends and the indentures relating to the senior notes we have issued condition the payment of cash dividends on the satisfaction of certain financial and other covenants. If we were to liquidate, dissolve or wind up our affairs, holders of our common stock would share proportionally in our assets that remain after payment of all of our debts and obligations and after any liquidation payments to holders of our preferred stock. Holders of our common stock have no:

       o  preemptive rights;

       o  subscription rights;

       o  redemption rights;

       o  conversion rights; or

       o  cumulative voting rights.

Thus, the holders of a majority of our outstanding common stock will be able to elect all members of our Board of Directors and to take other actions requiring a vote of our common stock. Our common stock is traded on the Nasdaq Stock Market under the symbol FRAG.

SERIES B CONVERTIBLE PREFERRED STOCK AND SERIES C CONVERTIBLE PREFERRED STOCK

     Holders of our Series B convertible preferred stock and Series C convertible preferred stock have no right to vote on matters submitted to a vote of our shareholders, except as required by law. Holders of our preferred stock are entitled to receive dividends declared by the Board of Directors.
At any time after the termination of a shareholders agreement between Bedford Capital Corporation (Bedford), Rafael Kravec, who is our Chairman, and us, we may, at our option, redeem all (but not part) of the outstanding Series B and Series C convertible preferred stock at a price of $.01 per share, upon giving the holders of these shares written notice of our intention to do so at least 60 days in advance of the date fixed for redemption. At any time prior to 5:00 p.m., Miami time, on January 31, 2005, (i) each share of Series B convertible preferred stock is convertible, at the option of the holder or Bedford, into 7.12 fully paid and nonassessable shares of our common stock upon payment of $3.30 per share of common stock, and (ii) each share of Series C convertible preferred stock is convertible, at the option of the holder or Bedford, into one fully paid and nonassessable share of our common stock upon payment of $5.25 per share of common stock. The Series B and Series C conversion prices and the number

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
of shares of common stock or other securities issuable upon conversion of those shares of preferred stock may be adjusted if certain events occur, including the issuance of common stock without consideration or for consideration less than the applicable Series B or Series C conversion price then in effect, stock dividends, stock splits, capital reorganizations or reclassifications, our consolidation or merger with another corporation or the sale of all or substantially all of our assets.

     If we were to liquidate, dissolve or wind up our affairs, holders of our Series B and Series C convertible preferred stock would be entitled to receive out of our assets, if any, legally available for distribution to shareholders, $.01 per share of convertible preferred stock, and no more, before payment or distribution of assets to the holders of our common stock or any other stock of ours ranking as to distribution of assets upon liquidation junior to the Series B or Series C convertible preferred stock. If these assets are insufficient to pay in full the liquidation preference of the Series B and Series C convertible preferred stock, then such assets will be distributed proportionally among the holders of such preferred stock. Shares of Series B and Series C convertible preferred stock are not subject to any purchase, retirement or sinking fund provisions.

SERIAL PREFERRED STOCK

     We have not issued any shares of serial preferred stock to date. We can issue, without shareholder approval, shares of serial preferred stock in one or more series and with such preferences and designations as our Board of Directors may determine, including:

       o the designation of such series and the number of shares constituting such series;

       o  dividend rights;

       o  redemption rights;

       o  liquidation preferences;

       o  purchase, retirement or sinking fund provisions;

       o  conversion rights; and

       o  voting rights.

The Board's ability to designate and issue serial preferred stock having preferential rights could impede or deter an unsolicited tender offer or takeover proposal for our company, and the designation and issuance of additional serial preferred stock having preferential rights could have a negative effect on the voting power and other rights of holders of our common stock. There are no agreements or understandings for the issuance of serial preferred stock, and the Board has no present intention to issue serial preferred stock.

ANTI-TAKEOVER EFFECTS OF FLORIDA LEGISLATION

     We are subject to several anti-takeover provisions that apply to a public corporation organized under Florida law. Florida statutory law prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition.
A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

     Florida statutory law also prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

       o the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

       o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or

       o the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation's outstanding voting shares. These statutory provisions may prevent takeover attempts that might result in a premium over the market price for our common stock.

FMG WARRANTS

     Of the shares offered hereby, 1,235,000 shares of our common stock are to be issued upon the exercise of warrants (the "FMG warrants") that were granted to Fragrance Marketing Group, Inc. ("FMG") and certain of its former employees in connection with our acquisition of certain assets of FMG in May 1996. The FMG warrants are exercisable, in whole or in part, at an exercise price of $7.50 per share of common stock until January 13, 2002. The exercise price may be adjusted if certain events occur, including stock dividends, stock splits and stock reclassifications and the issuance of common stock or warrants, options or rights to subscribe for or purchase common stock for consideration less than the lesser of (i) the then current market price per share of our common stock or (ii) the exercise price of the FMG warrants. In addition, if certain events occur, including a merger, consolidation or the sale of substantially all of our assets, the holders of the FMG warrants will receive upon the exercise of such warrants the kind of stock or other securities or other consideration receivable upon such transaction by a holder of our common stock. In addition, the FMG warrants that were granted to certain former employees of FMG as an inducement to join our company are exercisable only while the particular employee is employed by us; provided that if such an employee's employment with us is terminated other than by the employee's resignation or termination by us for "cause" (as defined in the warrant issued to the employee), the employee (or the employee's estate in the

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
case of death) has the right to exercise the exercisable portion of the employee's warrant within a period ending on the sooner of (i) thirty days (one year in the case of death or disability) or (ii) January 13, 2002. In the event an employee's employment with us is terminated, the employee's warrant is deemed amended so that FMG has the right to exercise any portion of the warrant that the employee (or the employee's estate in the case of death) is unable to, or does not, exercise prior to January 13, 2002.

BANK WARRANTS

     Of the shares offered hereby, 50,000 shares of our common stock were issued upon the exercise of warrants that were originally granted to the lenders under the Company's then-existing bank credit facility.

REGISTRATION RIGHTS

     This registration statement is being filed pursuant to a demand registration made by the holders of the FMG warrants. In addition to the registration rights which were granted to the selling shareholders pursuant to which this registration is being made, we have granted registration rights to certain other persons or entities which may be deemed to be our affiliates and which hold shares of our common stock, Series B and Series C convertible preferred stock and 7.5% subordinated convertible debentures.

TRANSFER AGENT AND REGISTRAR

      ChaseMellon Shareholder Services, located in Pittsburgh, Pennsylvania, is the transfer agent and registrar for our common stock.

                       SELLING SHAREHOLDERS

     The selling shareholders are offering in this prospectus the shares listed in the table below. The table also sets forth for each selling shareholder (i) their beneficial ownership of our common stock as of August 26, 1999, (ii) the number of shares being offered for sale in this prospectus, and (iii) the number of shares of our common stock beneficially owned after this offering (and the percentage of the class owned after this offering) assuming that all the shares registered in this prospectus by the selling shareholders are sold in this offering. To our knowledge, other than as set forth below, there is no position, office or other material relationship between any of the selling shareholders and us (including our predecessors and affiliates), nor have any such material relationships existed within the past three years.

                          Shares        Number        Shares
                          Beneficially  of Shares     Beneficially  Percent of
                          Owned Prior   Being         Owned After   Class Owned
                          to This       Offered       This          After This
Name                      Offering      For Sale<F1>  Offering<F1>  Offering<F1>
------------------------  ------------  ------------  ------------  ------------
Fragrance Marketing
 Group, Inc. (3)           1,122,727     1,122,727           0          0
David I. Alfin (4)           102,273       102,273           0          0
Mary Beth Mazzotta (5)        15,476        10,000       5,476          *
Indian Head Banks, Inc.       35,000        35,000           0          0

BankAmerica Investment
 Corporation                  15,000        15,000           0          0
                           ---------     ---------      ------
Total                      1,290,476     1,285,000       5,476
* Less than one percent

(1) Includes, where applicable, shares of our common stock issuable upon the conversion of Series C convertible preferred stock, and upon the exercise of warrants and stock options, which may be converted or exercised within 60 days after August 26, 1999.
(2)  Assumes all shares being registered will be sold.
(3) Shares offered for sale relate to shares of our common stock issuable upon the exercise of warrants issued to FMG in connection with our acquisition of substantially all of the assets of FMG in May 1996. The President of FMG has a consulting agreement with us and, in addition to his beneficial ownership of the FMG warrants, beneficially owns 10,712 shares of our common stock.
(4) Mr. Alfin has served as Vice President, Sales since May 1996. Shares offered for sale include (a) 52,273 shares of our common stock issuable upon the exercise of warrants that were assigned to him by FMG, and (b) 50,000 shares of our common stock issuable upon the exercise of warrants we issued to him at the time we acquired FMG.
(5) Ms. Mazzotta has served as our Vice President, Sales Operations since April 1998 and as our Director of Sales Administration from May 1996 until April 1998. Shares offered for sale reflect 10,000 shares of our common stock issuable upon the exercise of warrants we issued to her at the time we acquired FMG.

                       PLAN OF DISTRIBUTION

     We have been advised by the selling shareholders that the shares being registered by this prospectus may be offered and sold by the selling shareholders for their own account from time to time in varying amounts directly or to or through broker-dealers designated from time to time.
These shares may be sold in one or more transactions in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. The shares may be sold through a broker-dealer acting as agent or broker for the selling shareholders, or to a broker-dealer acting as principal. Broker-dealers participating in offers and sales hereunder may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom it may act as agent or to whom it sells as principal, or both (which compensation might be in excess of customary commissions). The selling shareholders and any broker-dealer participating in an offering of the shares being registered hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal may be deemed to be underwriting compensation. Each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of the purchase and sale of shares by the selling shareholders.

     We have agreed to pay all fees and expenses incident to the registration of the shares offered by this prospectus, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling shareholders.

     There can be no assurances that the selling shareholders will sell any or all of the shares offered hereby.

                             EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          LEGAL MATTERS

     The validity of the shares offered hereby is being passed upon on our behalf by Oscar E. Marina, Esq., our Vice President, General Counsel and Secretary. Mr. Marina owns 3,300 shares of our common stock and 3,222 shares of Series C convertible preferred stock, and has been granted stock options to purchase an additional 50,000 shares of our common stock. We also pay Mr. Marina a salary and typically a bonus and provide him with certain employee benefits which are made available to all of our full-time employees. Neither Mr. Marina's compensation or grants of Series C convertible preferred stock or stock options have been made or will be made contingent on the sale of shares by the selling shareholders.

               WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about its public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Stock Market. Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Thus, material we file also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, Washington, D.C. 20006.

     Information Incorporated by Reference. The SEC allows us to incorporate by reference into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously-filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

     1. our Annual Report on Form 10-K for the fiscal year ended January 31, 1999;

     2.  our Quarterly Report on Form 10-Q for the quarter ended April 30,
         1999;

     3. our Current Report on Form 8-K filed on February 4, 1999, and an amendment thereto filed on April 6, 1999, and our Current Report on Form 8-K filed on May 19, 1999;

     4. our Proxy Statement dated May 17, 1999, relating to the 1999 Annual Meeting of Shareholders; and

     5. the description of our common stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in our Registration Statement on Form 8-A, filed with the SEC on September 4, 1997, as amended by the Amendment to Registration on Form 8-A, filed with the SEC on September 30, 1997, and including any amendment or report filed for the purpose of updating such description.

     You may obtain free copies of these documents by writing or telephoning us at the following address:

         Investor Relations
         French Fragrances, Inc.
         14100 N.W. 60th Avenue
         Miami Lakes, Florida 33014
         (305) 818-8000

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

     The shares of common stock registered in this prospectus are not being offered in any jurisdiction where the offer is not permitted.

                             PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate of the expenses (all of which will be borne by French Fragrances, Inc. (the "Company")) that will be incurred in connection with the issuance and distribution of the securities being registered hereunder, other than selling discounts, commissions and fees, if any, and expenses of counsel or any other professional advisors, if any, to the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fee.

     SEC registration fee. . . . . . . . . .    $ 2,747.00
     Miscellaneous (including accounting,
      legal and other) . . . . . . . . . . .    $10,000.00
                                                ----------
     Total . . . . . . . . . . . . . . . . .    $12,747.00

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a director or officer of the Company, or serves or served in such capacity with any other enterprise at the request of the Company, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. The Company may also indemnify employees or agents of the Company if the Company's Board of Directors so approves.
This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceeding, (ii) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full Board if a quorum or committee cannot be obtained), or (iii) the affirmative vote of the majority of a quorum consisting of the corporation's shareholders who were not parties to the proceeding.

     The FBCA further provides that a corporation may make any other or further indemnity by resolution, by-law, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

     At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Company maintains directors' and officers' liability insurance for its directors and officers.

Item 16.  EXHIBITS.

     See the Exhibit Index on page II-5 below, which is incorporated herein by reference.

Item 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints E. Scott Beattie and Oscar E. Marina, or any one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida, on August 26, 1999.

                                  FRENCH FRAGRANCES, INC.


                                   By: /s/ E. Scott Beattie
                                       ----------------------------------
                                       E. Scott Beattie
                                       President, Chief Executive Officer
                                       and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ E. Scott Beattie    President, Chief Executive Officer    August 26, 1999
----------------------  and Director
E. Scott Beattie        (Principal Executive Officer)

/s/ William J. Mueller  Vice President and Chief Financial
----------------------  Officer                               August 26, 1999
William J. Mueller      (Principal Financial and Accounting
                        Officer)

/s/ Rafael Kravec       Director                              August 26, 1999
----------------------
Rafael Kravec

/s/ J. W. Nevil Thomas  Director                              August 26, 1999
----------------------
J. W. Nevil Thomas


/s/ Richard C.W. Mauran  Director                            August 26, 1999
-----------------------
Richard C. W. Mauran

/s/ Fred Berens          Director                            August 26, 1999
-----------------------
Fred Berens

/s/ George Dooley        Director                            August 26, 1999
-----------------------
George Dooley

                          EXHIBIT INDEX

Exhibit
Number                     Description                                Sequential Page No.
-------                    -----------                                ------------------
4.1  Amended and Restated Articles of Incorporation of the Company
     dated March 6, 1996 (incorporated herein by reference to Exhibit 3.1 filed as a part of the Company's Form 10-K for the fiscal year ended
     January 31, 1996 (Commission File No. 1-6370)).

4.2  Amendment dated September 19, 1996 to the Amended and Restated
     Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.4 filed as part of the Company's Form 10-Q for the quarter ended October 31, 1996 (Commission File No. 1-6370)).

4.3  By-Laws of the Company (incorporated herein by reference to Exhibit
     3.2 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1996 (Commission File No. 1-6370)).

4.4  Indenture, dated as of May 13, 1997, between the Company and HSBC
     Bank USA (formerly known as Marine Midland Bank), as trustee
     (incorporated herein by reference to Exhibit 4.1 filed as a part of the Company's Form 8-K dated May 13, 1997 (Commission File No. 1-6370)).

4.5 Indenture, dated as of April 27, 1998, between the Company and HSBC Bank USA (formerly known as Marine Midland Bank), as trustee (incorporated herein by reference to Exhibit 4.1 filed as a part of the Company's Form 8-K dated April 27, 1998 (Commission File
     No. 1-6370)).

4.6 Credit Agreement, dated as of May 13, 1997, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit
     4.3 filed as a part of the Company's Form 8-K dated May 13, 1997
     (Commission File No. 1-6370)).

4.7  First Amendment to Credit Agreement and Other Transaction
     Documents, dated as of December 31, 1997, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit
     4.3 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1998 (Commission File No. 1-6370)).

4.8 Letter Agreement dated as of March 23, 1998, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit
     4.4 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1998 (Commission File No. 1-6370)).

4.9  Second Amendment to Credit Agreement and Other Transaction
     Documents dated as of November 13, 1998, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.6 filed as a part of the Company's Form 10-Q for the quarter ended
     October 31, 1998 (Commission File No. 1-6370)).


                                   II-5

4.10 Third Amendment to Credit Agreement and Other Transaction
     Documents dated as of May 17, 1999, between the Company and Fleet
     National Bank (incorporated herein by reference to Exhibit 4.7 filed as part of the Company's Form 10-Q for the quarter ended April 30, 1999
     (Commission File No. 1-6370)).

4.11 Registration Rights Agreement dated as of November 30, 1995, among the Company, Bedford Capital Corporation ("Bedford"), Fred Berens,
     Rafael Kravec and Eugene Ramos (incorporated herein by reference to Exhibit 10.1 filed as a part of the Company's Form 10-K for the fiscal year ended September 30, 1995 (Commission File No. 1-6370)).

4.12 Amendment dated as of March 20, 1996 to Registration Rights
     Agreement dated as of November 30, 1995, among the Company, Bedford, Fred Berens, Rafael Kravec and Eugene Ramos (incorporated herein by reference to Exhibit 10.2 filed as a part of the Company's
     Form 10-K for the year ended January 31, 1996 (Commission File No.
     1-6370)).

4.13 Second Amendment dated as of July 22, 1996 to Registration Rights
     Agreement dated as of November 30, 1995, among the Company, Bedford, Fred Berens, Rafael Kravec and the Estate of Eugene Ramos
     (incorporated by reference to Exhibit 10.3 filed as part of the Company's Form 10-Q for the quarter ended July 31, 1996
     (Commission File No. 1-6370)).

5.1  Opinion of Oscar E. Marina, Esq.

23.1 Consent of Oscar E. Marina, Esq. (contained in Exhibit 5.1).

23.2 Consent of Deloitte & Touche LLP.

24.1 Power of Attorney (contained on signature page).

--------------

The foregoing list omits instruments defining the rights of holders of long-term debt of the Company where the total amount of securities authorized thereunder does not exceed 10%
of the total assets of the Company.  The Company hereby agrees to furnish a copy of each such instrument or agreement to the SEC upon request.


                                   II-6